TRANSFER AGENCY AGREEMENT

                               FOR CLASS I SHARES

     AGREEMENT to be effective September 15, 2000, by and between PRINCIPAL INVESTORS FUND, INC., a Maryland corporation (hereinafter called the "Fund") and PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called "the Administrator").

1.   APPOINTMENT OF TRANSFER AGENT

     In consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Administrator to act as transfer and shareholder servicing agent for the Fund's Class I shares, and the Administrator agrees to act, perform or assume the responsibility therefor in the manner and subject to the conditions hereinafter set forth.

2.   SERVICES FURNISHED BY THE ADMINISTRATOR

     As transfer agent for the Fund's Class I shares, the Administrator will provide all services customarily performed by transfer agents of investment companies, in accordance with the policies and practices of the Fund as disclosed in its prospectus or otherwise communicated to the Administrator from time to time, including, but not limited to, the following:

(a) issuance, transfer, conversion, cancellation and registry of ownership of Fund shares, and maintenance of open account system;

(b) preparation and distribution of dividend and capital gain payments to shareholders;

(c)  delivery,   redemption  and  repurchase  of  shares,   and  remittances  to
     shareholders; and

(d)  the tabulation of proxy ballots and the  preparation  and  distribution  to
     shareholders   of  notices,   proxy   statements   and  proxies,   reports,
     confirmation of transactions, prospectuses, tax information;

(e) communication with shareholders concerning items (a), (b), (c) and (d) above; and

(f) use its best efforts to qualify the Capital Stock of the Fund for sale in states and jurisdictions as directed by the Fund.

3.   RESERVED RIGHT TO DELEGATE DUTIES AND SERVICES TO OTHERS

     The Administrator may contract with others, at its own expense, for data systems, processing services and other administrative services. The Administrator may at any time or times in its discretion appoint (and may at any time remove) other parties, including parties affiliated with the Administrator, as its agent to carry out such provisions of the Agreement as the Administrator may from time to time direct; provided, however, that the appointment of any such agent shall not relieve the Administrator of any of its responsibilities or liabilities hereunder.

4.   EXPENSES BORNE BY THE ADMINISTRATOR

     The Administrator will pay the following operating expenses of the Fund attributable to the Class I shares and all other Fund expenses attributable to the Class I shares of a similar nature:

(a)  The cost of meetings of shareholders; and
(b) The cost of initial and on-going qualification of the Capital Stock of the Fund for sale in states and other jurisdictions.

5.   COMPENSATION FOR SERVICES

     The Fund will pay the Administrator a fee as described in Schedule A hereto for the services provided pursuant to this agreement.

6.   LIMITATION OF LIABILITY OF THE ADMINISTRATOR

     The Fund shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Administrator's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

7.       TERM AND RENEWAL

     This Agreement will be effective on September 15, 2000 and will continue in effect thereafter from year to year provided that each continuance is approved annually by the Board of Directors of the Fund and by the vote of a majority of the directors who are not interested persons of the Administrator, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

8.   TERMINATION OF THIS AGREEMENT

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund or by the Administrator.

9.   AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10.  ADDRESS FOR PURPOSE OF NOTICE

     Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Administrator for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392.

11.  MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

                              Principal Investors Fund, Inc.

                              By
                                  /s/Arthur S. Filean
                                 ___________________________________________
                                     Arthur S. Filean, Senior Vice President

                              Principal Management Corporation

                              By
                                  /s/Ralph C. Eucher
                                  __________________________________________
                                     Ralph C. Eucher, President




                                   SCHEDULE A

        The Fund currently pays no fee for the services provided pursuant to this Agreement.